Exhibit 99

Media contact:	Investor Relations contact:
Alison von Puschendorf	Mark F. Pomerleau
tel 203 461 7634	tel 203 461 7616

MeadWestvaco Resumes Operations in Texas and Louisiana

STAMFORD, Conn., October 10, 2005—MeadWestvaco Corporation (NYSE: MWV) announced today that the company’s facilities in Texas and Louisiana have resumed production after a temporary shutdown of approximately 10 days due to Hurricane Rita. These facilities include the company’s specialty chemicals plant in DeRidder, Louisiana; the paperboard mill in Evadale, Texas; and the extrusion coating facility in Silsbee, Texas.

As a result of the production downtime and related costs due to the recent hurricanes, the company expects third quarter earnings to be affected negatively by $0.07 - $0.10 per share, excluding adjustments for hurricane-related insurance reimbursement.

MeadWestvaco will report its third quarter 2005 results at 11:00 a.m. (ET) on Thursday, October 27, 2005. Please note the time of the call has changed. Investors may participate in the live conference call by dialing 1 (888) 428-4480 (toll-free domestic) or 1 (651) 291-0344 (international); passcode: MeadWestvaco.

MeadWestvaco, headquartered in Stamford, Conn., is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards. For more information, please visit www.meadwestvaco.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and

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changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

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